UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
      (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)*





                               Motient Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    619908304
-------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2004
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [   ]   Rule 13d-1(b)

               [ X ]   Rule 13d-1(c)

               [   ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         619908304
                  ------------------
-------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Investment Corporation
               ----------------------------------------------------------------
                    22-2514825
               ----------------------------------------------------------------
-------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)  -----------------------------------------------------------
               (b)         X
                    -----------------------------------------------------------
-------------------------------------------------------------------------------
       3) SEC Use Only
                         ------------------------------------------------------
-------------------------------------------------------------------------------
       4) Citizenship or Place of Organization               Delaware
                                                   ----------------------------
-------------------------------------------------------------------------------
                           (5)  Sole Voting Power                        0
                                                  -----------------------------
Number of Shares           ----------------------------------------------------
Beneficially               (6)  Shared Voting Power              3,996,976
Owned by Each                                       ---------------------------
Reporting Person           ----------------------------------------------------
With                       (7)  Sole Dispositive Power                   0
                                                       ------------------------
                           ----------------------------------------------------
                           (8)  Shared Dispositive Power         3,996,976
                                                         ----------------------
-------------------------------------------------------------------------------
       9)   Aggregate Amount Beneficially Owned by Each Reporting
            Person   3,996,976
                   ------------------------------------------------------------
-------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                  ---------------------------------------------
-------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9        7.8%
                                                               ----------------
-------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)     CO
                                                             ------------------
-------------------------------------------------------------------------------

CUSIP No.         619908304
                  ------------------
-------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Paul Tudor Jones, II
               ----------------------------------------------------------------
-------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)  -----------------------------------------------------------
               (b)         X
                    -----------------------------------------------------------
-------------------------------------------------------------------------------
       3) SEC Use Only
                         ------------------------------------------------------
-------------------------------------------------------------------------------
       4) Citizenship or Place of Organization               USA
                                                   ----------------------------
-------------------------------------------------------------------------------
                           (5)  Sole Voting Power                        0
                                                  -----------------------------
Number of Shares           ----------------------------------------------------
Beneficially               (6)  Shared Voting Power              4,378,944
Owned by Each                                       ---------------------------
Reporting Person           ----------------------------------------------------
With                       (7)  Sole Dispositive Power                   0
                                                       ------------------------
                           ----------------------------------------------------
                           (8)  Shared Dispositive Power         4,379,944
                                                         ----------------------
-------------------------------------------------------------------------------
       9)   Aggregate Amount Beneficially Owned by Each Reporting
            Person   4,378,944
                   ------------------------------------------------------------
-------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                  ---------------------------------------------
-------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9        8.6%
                                                               ----------------
-------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)     IN
                                                             ------------------
-------------------------------------------------------------------------------

CUSIP No.         619908304
                  ------------------
-------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Proprietary Trading, L.L.C.
               ----------------------------------------------------------------
                    13-3720063
               ----------------------------------------------------------------
-------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)  -----------------------------------------------------------
               (b)         X
                    -----------------------------------------------------------
-------------------------------------------------------------------------------
       3) SEC Use Only
                         ------------------------------------------------------
-------------------------------------------------------------------------------
       4) Citizenship or Place of Organization               Delaware
                                                   ----------------------------
-------------------------------------------------------------------------------
                           (5)  Sole Voting Power                        0
                                                  -----------------------------
Number of Shares           ----------------------------------------------------
Beneficially               (6)  Shared Voting Power                381,968
Owned by Each                                       ---------------------------
Reporting Person           ----------------------------------------------------
With                       (7)  Sole Dispositive Power                   0
                                                       ------------------------
                           ----------------------------------------------------
                           (8)  Shared Dispositive Power           381,968
                                                         ----------------------
-------------------------------------------------------------------------------
       9)   Aggregate Amount Beneficially Owned by Each Reporting
            Person     381,968
                   ------------------------------------------------------------
-------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                  ---------------------------------------------
-------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9        0.7%
                                                               ----------------
-------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)     OO
                                                             ------------------
-------------------------------------------------------------------------------

CUSIP No.         619908304
                  ------------------
-------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    The Tudor BVI Global Portfolio Ltd.
               ----------------------------------------------------------------
                    98-0223576
               ----------------------------------------------------------------
-------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)  -----------------------------------------------------------
               (b)         X
                    -----------------------------------------------------------
-------------------------------------------------------------------------------
       3) SEC Use Only
                         ------------------------------------------------------
-------------------------------------------------------------------------------
       4) Citizenship or Place of Organization               Cayman Islands
                                                   ----------------------------
-------------------------------------------------------------------------------
                           (5)  Sole Voting Power                        0
                                                  -----------------------------
Number of Shares           ----------------------------------------------------
Beneficially               (6)  Shared Voting Power                713,726
Owned by Each                                       ---------------------------
Reporting Person           ----------------------------------------------------
With                       (7)  Sole Dispositive Power                   0
                                                       ------------------------
                           ----------------------------------------------------
                           (8)  Shared Dispositive Power           713,726
                                                         ----------------------
-------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting
               Person     713,726
                      ---------------------------------------------------------
-------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                  ---------------------------------------------
-------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9        1.4%
                                                               ----------------
-------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)     CO
                                                             ------------------
-------------------------------------------------------------------------------

CUSIP No.         619908304
                  ------------------
-------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    The Altar Rock Fund L.P.
               ----------------------------------------------------------------
                    06-1558414
               ----------------------------------------------------------------
-------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)  -----------------------------------------------------------
               (b)         X
                    -----------------------------------------------------------
-------------------------------------------------------------------------------
       3) SEC Use Only
                         ------------------------------------------------------
-------------------------------------------------------------------------------
       4) Citizenship or Place of Organization               Delaware
                                                   ----------------------------
-------------------------------------------------------------------------------
                           (5)  Sole Voting Power                        0
                                                  -----------------------------
Number of Shares           ----------------------------------------------------
Beneficially               (6)  Shared Voting Power                 34,975
Owned by Each                                       ---------------------------
Reporting Person           ----------------------------------------------------
With                       (7)  Sole Dispositive Power                   0
                                                       ------------------------
                           ----------------------------------------------------
                           (8)  Shared Dispositive Power            34,975
                                                         ----------------------
-------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting
               Person    34,975
                      ---------------------------------------------------------
-------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                  ---------------------------------------------
-------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9        0.1%
                                                               ----------------
-------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)     PN
                                                             ------------------
-------------------------------------------------------------------------------

CUSIP No.         619908304
                  ------------------
-------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    The Raptor Global Portfolio Ltd.
               ----------------------------------------------------------------
                    98-0211544
               ----------------------------------------------------------------
-------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)  -----------------------------------------------------------
               (b)         X
                    -----------------------------------------------------------
-------------------------------------------------------------------------------
       3) SEC Use Only
                         ------------------------------------------------------
-------------------------------------------------------------------------------
       4) Citizenship or Place of Organization               Cayman Islands
                                                   ----------------------------
-------------------------------------------------------------------------------
                           (5)  Sole Voting Power                        0
                                                  -----------------------------
Number of Shares           ----------------------------------------------------
Beneficially               (6)  Shared Voting Power              3,248,275
Owned by Each                                       ---------------------------
Reporting Person           ----------------------------------------------------
With                       (7)  Sole Dispositive Power                   0
                                                       ------------------------
                           ----------------------------------------------------
                           (8)  Shared Dispositive Power         3,248,275
                                                         ----------------------
-------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting
               Person   3,248,275
                      ---------------------------------------------------------
-------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                  ---------------------------------------------
-------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9        6.3%
                                                               ----------------
-------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)     CO
                                                             ------------------
-------------------------------------------------------------------------------

CUSIP No.         619908304
                  ------------------
-------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    James J. Pallotta
               ----------------------------------------------------------------

               ----------------------------------------------------------------
-------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)  -----------------------------------------------------------
               (b)         X
                    -----------------------------------------------------------
-------------------------------------------------------------------------------
       3) SEC Use Only
                         ------------------------------------------------------
-------------------------------------------------------------------------------
       4) Citizenship or Place of Organization               USA
                                                   ----------------------------
-------------------------------------------------------------------------------
                           (5)  Sole Voting Power                450,000
                                                  -----------------------------
Number of Shares           ----------------------------------------------------
Beneficially               (6)  Shared Voting Power                3,300
Owned by Each                                       ---------------------------
Reporting Person           ----------------------------------------------------
With                       (7)  Sole Dispositive Power           450,000
                                                       ------------------------
                           ----------------------------------------------------
                           (8)  Shared Dispositive Power           3,300
                                                         ----------------------
-------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting
               Person   453,300
                      ---------------------------------------------------------
-------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                  ---------------------------------------------
-------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9        0.9%
                                                               ----------------
-------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)     IN
                                                             ------------------
-------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Motient Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:

               10802 Parkridge Boulevard
               Reston, Virginia 20191-5416

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               The Altar Rock Fund L.P. ("Altar Rock")
               Tudor Proprietary Trading, L.L.C. ("TPT")
               The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio") The Raptor Global Portfolio Ltd. ("Raptor Portfolio") James J. Pallotta

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC, Altar Rock, and TPT is:

                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of each of Raptor Portfolio and BVI Portfolio is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherlands Antilles

               The principal business office of Mr. Pallotta is:

                           c/o Tudor Investment Corporation
                           50 Rowes Wharf, 6th Floor
                           Boston, MA 02110

Item 2(c).     Citizenship:

               TIC is a Delaware corporation.
               Messrs. Jones and Pallotta are citizens of the United States. Altar Rock is a Delaware limited partnership.
               TPT is a Delaware limited liability company.
               Raptor Portfolio and BVI Portfolio are companies organized under the laws of the Cayman Islands.

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               619908304

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
    (a) [ ] Broker or Dealer registered under section 15 of the Act
    (b) [ ] Bank as defined in section 3(a)(6) of the Act
    (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
    (d) [ ] Investment Company registered under section 8 of the Investment Company Act
    (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
    (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
            Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
    (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
    (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership (As of December 31, 2004).

        (a) Amount Beneficially Owned: See Item 9 of cover pages

        (b) Percent of Class: See Item 11 of cover pages

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote

                  See Item 5 of cover pages
                  -------------------------------------------

            (ii)  shared power to vote or to direct the vote

                  See Item 6 of cover pages
                  -------------------------------------------

            (iii) sole power to dispose or to direct the disposition of

                  See Item 7 of cover pages
                  -------------------------------------------

            (iv)  shared power to dispose or to direct the disposition of

                  See Item 8 of cover pages
                  -------------------------------------------

The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (381,968 shares), Altar Rock (34,975 shares), Raptor Portfolio (3,248,275 shares), and BVI Portfolio (713,726 shares). Because TIC is the sole general partner of Altar Rock and provides investment advisory services to Raptor Portfolio and BVI Portfolio, TIC may be deemed beneficially to own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed beneficially to own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.

The shares of Common Stock reported herein as beneficially owned by Mr. Pallotta are owned directly by Mr. Pallotta (450,000 shares) and Mr. Pallotta's spouse (3,300 shares). Mr. Pallotta expressly disclaims beneficial ownership of any shares not directly owned by him.


Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Dated:  February 14, 2005


                                        TUDOR INVESTMENT CORPORATION


                                        By:          /s/ Stephen N. Waldman
                                               --------------------------------
                                               Stephen N. Waldman
                                               Managing Director and Associate
                                               General Counsel




                                               /s/ Paul Tudor Jones, II
                                               -------------------------------
                                               Paul Tudor Jones, II



                                        TUDOR PROPRIETARY TRADING, L.L.C.


                                        By:          /s/ Stephen N. Waldman
                                               --------------------------------
                                               Stephen N. Waldman
                                               Managing Director and Associate
                                               General Counsel


                                        THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                                        By:      Tudor Investment Corporation,
                                                    Trading Advisor

                                              By:        /s/ Stephen N. Waldman
                                                     --------------------------
                                                     Stephen N. Waldman
                                                     Managing Director and
                                                     Associate General Counsel


                                        THE ALTAR ROCK FUND L.P.

                                        By:    Tudor Investment Corporation,
                                                 General Partner

                                               By:       /s/ Stephen N. Waldman
                                                     --------------------------
                                                     Stephen N. Waldman
                                                     Managing Director and
                                                     Associate General Counsel



                                        THE RAPTOR GLOBAL PORTFOLIO LTD.

                                        By:    Tudor Investment Corporation,
                                                              Investment Adviser


                                              By:        /s/ Stephen N. Waldman
                                                    ---------------------------
                                                    Stephen N. Waldman
                                                    Managing Director and
                                                    Associate General Counsel



                                              /s/ James J. Pallotta
                                              ---------------------------------
                                              James J. Pallotta